Exhibit 10.1

F.N.B. CORPORATION

Restricted Stock Unit Award Agreement

Relative Return on Average Tangible Common Equity (“ROATCE”)

Performance-Based

This Restricted Stock Unit Award Agreement (this “Agreement”) is made effective as of December 16, 2015, between F.N.B. Corporation (“F.N.B.”), a Florida corporation, and                      (the “Participant”). Any term capitalized herein but not defined will have the meaning set forth in the Plan or in the attached Schedules to this Agreement.

I.	Grant

Grant Date:	December 16, 2015

II.	Participant Information

Participant:

III.	Grant Information

Target Amount:	Restricted Stock Units

Performance Metric:	F.N.B.’s total return on average tangible common equity in calendar year 2018 (“2018 ROATCE”) relative to the group of Peer Financial Institutions’ 2018 ROATCE performance described in Schedule 2 of this Agreement.

Performance Period:	January 1, 2016 to December 31, 2018

Vesting Date	January 16, 2019, subject to satisfying the Vesting Requirements described in Section 3 of Schedule 1 of this Agreement, except as otherwise provided in Section 4 of Schedule 1 of this Agreement.

Source of Restricted Stock Units:	F.N.B. Corporation 2007 Incentive Compensation Plan, as Amended (the “Plan”).

This Agreement includes this cover page (“Agreement Cover Page”) and the following Schedules, which are expressly incorporated by reference in their entirety herein:

Schedule 1 – General Terms and Conditions

Schedule 2 – Calculation of Relative Return on Average Tangible Common Equity

Schedule 3 – List of Peer Financial Institutions

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the Grant Date.

F.N.B. CORPORATION	PARTICIPANT

Name:	Name:
Title:

SCHEDULE 1

General Terms and Conditions of the

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Agreement is between the Participant and F.N.B. and sets forth the terms and conditions of the grant of Restricted Stock Units to the Participant. The grant of the Restricted Stock Units was made by the Compensation Committee of the F.N.B. Board of Directors (the “Committee”) pursuant to the terms of the Plan, subject to the Agreement becoming effective on the Grant Date specified on the Agreement Cover Page (hereinafter the “Grant Date”).

The terms of the Plan are incorporated herein by reference, including the definitions of terms contained in the Plan. Any inconsistency between the Agreement and the terms and conditions of the Plan will be resolved in accordance with the Plan, in particular, Article 2 of the Plan which, in relevant part, provides the Committee with sole discretion to construe and interpret the Plan and Agreement. Unless otherwise specified herein or the context indicates differently, all references in this Agreement to “F.N.B.” shall mean F.N.B. or its Affiliates unless otherwise stated.

RECITALS

WHEREAS, the Preamble and Recitals to this Agreement are incorporated into and made part of this Agreement; and

WHEREAS, the Participant has accepted this Award of Restricted Stock Units and agrees to the terms and conditions stated below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, each of the parties covenants and agrees as follows:

Section 1. Purpose. The purpose of this Award is to align the Participant’s interest with that of F.N.B. stockholders by attaining an attractive return on average tangible common equity to F.N.B. stockholders.

Section 2. Restricted Stock Unit Award. Subject to the provisions of this Agreement and the provisions of the Plan, F.N.B. hereby grants to the Participant an Award of Restricted Stock Units, denominated in the Target Amount, which, along with dividend equivalent units that accrue pursuant to Section 6 hereof, shall become vested in an amount determined by and be payable in shares of Stock, subject to application of Sections 3 and 4. These Restricted Stock Units are notional units of measurement denominated in shares of Stock (i.e., one Restricted Stock Unit is equivalent to one share of Stock). The Restricted Stock Units represent an unfunded, unsecured right to receive Stock (and dividend equivalent payments pursuant to Section 6 hereof) in the future if the conditions set forth in this Agreement and the Plan are satisfied.

Section 3. Vesting Requirement. Except as otherwise provided in Section 4, the Target Amount shall vest on the Vesting Date, as that term is defined in Part III of the Agreement Cover Page, provided that both of the vesting requirements set forth in Section 3(a) and (b) (the “Vesting Requirements”) are satisfied. The amount of the Target Amount that vests on the Vesting Date in accordance with Section 3 and 4 shall be the “Vested Amount.”

(a)	Service Requirement. The Participant must remain continuously in Service[1] with F.N.B. from the Grant Date through December 31, 2018 (the “Service Vesting Requirement”).

(b)	Performance Requirement. F.N.B.’s 2018 ROATCE relative to its peer group as set forth in Schedule 2 attached hereto, must be greater than the 25th percentile of the Peer Financial Institutions’ ROATCE for fiscal year 2018 performance (the “Performance Vesting Requirement”).

Section 4. Forfeiture; Termination of Service; and Accelerated Vesting of Restricted Stock Units. Upon the effective date of the termination of Participant’s service before the Vesting Date, the Restricted Stock Units shall immediately be forfeited without consideration or future action being required of F.N.B. Notwithstanding the foregoing, the Restricted Stock Units shall be subject to accelerated vesting upon the occurrence of events and subject to the terms described in the “Accelerated Vesting Table” below:

Accelerated Vesting Table

Accelerated Vesting Event	Vested Amount	Vesting Date

1. Death	100% of Target Amount	Vests immediately upon Participant’s death

2. Early Retirement	Pro-rated vesting.[a]	Completion of the Performance Period (subject to acceleration upon 1 above and 4 below)

3. Disability	Pro-rated vesting.[a]	Completion of the Performance Period (subject to acceleration upon 1 above and 4 below)

4. Change in Control[b]	100% of Target Amount	Vests immediately upon the occurrence of a Change in Control event if the Award is not assumed, continued, converted, or substituted by the successor organization, otherwise vests in full upon Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason within two years following the Change in Control

[1]	For purposes of this Agreement, “continuously in Service” means that the Participant’s employment service with F.N.B. or an Affiliate is not interrupted or terminated. The Participant’s continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to F.N.B. or an Affiliate as an employee or a change in the Affiliate entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s continuous Service; provided further that if any grant is subject to Section 409A of the Code, this footnote shall only be given effect to the extent consistent with Section 409A of the Code.

[a]	The pro rata amount shall be determined by multiplying the Vested Amount by a fraction, the numerator of which is the number of full months the Participant worked during the Performance Period before the occurrence of the Accelerated Vesting Event, and the denominator representing the total number of full months in the Performance Period.
[b]	For purposes of this Agreement, the termination of the Participant’s Service from F.N.B. or Affiliate without “Cause” following execution of a definitive agreement contemplating a “Change in Control” of F.N.B., but prior to the consummation date of the Change in Control, shall immediately result in full vesting of the Target Amount.

Section 5. Restrictions. The Restricted Stock Units shall be subject to the following restrictions:

(a)	Restrictions on Transfer. The Restricted Stock Units may not be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to F.N.B. as a result of forfeiture of the Restricted Stock Units as provided herein and by beneficiary designation, will or by laws of descent and distribution upon the Participant’s death.

(b)	No Voting Rights. The Restricted Stock Units granted pursuant to this Agreement, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Restricted Stock Units (including the dividend equivalents) are paid to Participant in shares of Stock.

(c)	Compliance with Laws and Regulations. The grant of Restricted Stock Units evidenced hereby shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. F.N.B. shall not be required to issue or deliver any certificates for Restricted Stock Units or Stock corresponding to the Units prior to (i) the listing of such Stock on any stock exchange on which the Stock may then be listed and (ii) the effectiveness of any registration statement with respect to such Stock that counsel for F.N.B. deems necessary or appropriate.

Section 6. Dividend Equivalents. Any dividend paid, whether in cash or otherwise, on the shares of F.N.B. common stock between the Grant Date and the date the Vested Amount is to be paid to Participant in accordance with Section 7 herein, subject to the vesting requirements described herein, shall be converted into additional Restricted Stock Units and upon vesting, shall be distributed to Participant in accordance with Section 7 herein. Any Restricted Stock Units resulting from the conversion of these dividend amounts (“Dividend Equivalents”) will be considered Restricted Stock Units for purposes of this Agreement and will be subject to all the terms, conditions and restrictions set forth herein. All Dividend Equivalents shall be subject to the same vesting requirements applicable to the Restricted Stock Units in respect of which they were credited and shall be payable in accordance with Section 7 of this Agreement. Each Dividend Equivalent shall be rounded to the nearest whole Dividend Equivalent.

Section 7. Payment of Vested Restricted Stock Units/Enrollment of Stock in DRP. Within thirty (30) calendar days following the Vesting Date of the Restricted Stock Units and Dividend Equivalents under Section 3 or Section 4 hereof, the Stock distributable as a result of such vesting of the Restricted Stock Units shall be enrolled (on a one-for-one basis) in the Participant’s name in the F.N.B. Dividend Reinvestment and Direct Stock Purchase Plan (“DRP”). In the event of an accelerated vesting under Section 4 of this Agreement, the calculation of each pro rata Restricted Stock Unit or Stock shall be rounded to the nearest whole Restricted Stock Unit or Stock, respectively. The Participant shall be entitled to exercise all rights to the unrestricted Stock resulting from the vesting of the Restricted Stock Units and Dividend Equivalents, including the right to withdraw such Stock from the DRP, in accordance with the terms of the DRP. On the Vesting Date, F.N.B. shall withhold an appropriate amount from the unrestricted Stock to be distributed sufficient to satisfy all or a portion of such tax withholding requirements.

Section 8. Clawback. The shares of Stock payable in respect of any Vested Amount under this Agreement shall be subject to recovery by F.N.B. in the circumstances and manner provided in the F.N.B. Corporation Compensation Recoupment Policy (“Recoupment Policy”) or any related policy that may be subsequently adopted or implemented by F.N.B. and in effect from time to time after the date hereof, and the Participant shall effectuate any such clawback recovery at such time and in such manner as F.N.B. may specify.

Section 9. No Right of Service. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of F.N.B. or interfere in any way with the right of F.N.B. to terminate the Participant’s Service at any time or to change the terms and conditions of such Service.

Section 10. Delivery of Documents. By accepting the terms of this Agreement, the Participant consents to the electronic delivery of documents related to Participant’s current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this grant; and F.N.B.’s then-most recent annual report to stockholders, annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by F.N.B., in its sole discretion, by one or more of the following methods: (i) the posting of such documents on F.N.B.’s intranet website; (ii) the delivery of such documents via the F.N.B. Corporation website; or (iii) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on an F.N.B. intranet website or F.N.B. Corporation internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that F.N.B. may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery), deliver a paper copy of any such documents to Participant. Participant further acknowledges that Participant may receive from F.N.B. a paper copy of any documents distributed electronically at no cost to Participant by contacting F.N.B. (Attention: Human Resources Department) in writing to the address specified in Section 11 herein.

Section 11. Notices. Any notice hereunder to F.N.B. shall be addressed to it at its office, F.N.B. Corporation, 3015 Glimcher Blvd., Hermitage, Pennsylvania 16148, c/o Human Resources Department, and any notice hereunder to the Participant shall be addressed to the Participant at the Participant’s address provided to F.N.B. from time to time, subject to the right of either party to designate at any time hereafter in writing some other address.

Section 12. Entire Agreement and Amendment. This Agreement is the entire Agreement between the parties to it with respect to the Units, and all prior oral and written representations are merged in this Agreement. This Agreement may be amended, modified or terminated only by written agreement between the Participant and F.N.B., provided, that F.N.B. may amend this Agreement without further action by the Participant to correct a scrivener’s error or if such amendment is deemed by F.N.B. to be advisable or necessary to comply with Section 409A of the Code.

Section 13. Waiver. The failure of F.N.B. to enforce at any time any provision of the Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Section 14. Construction and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement, and shall not affect the interpretation of any of the provisions of this Agreement. In the event of any dispute or claim relating to or arising out of this Agreement, including, but not limited to a dispute as to whether the dispute is subject to arbitration, the Participant and F.N.B. agree that all such disputes shall be fully and finally resolved to the fullest extent permitted by law, by binding arbitration conducted by the American Arbitration Association (“AAA”) in Allegheny County, Pennsylvania in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Participant acknowledges that by accepting this arbitration provision he/she is expressly waiving any right to a jury trial in the event of a covered dispute. Punitive and consequential damages shall not be permitted as an award and each party shall bear the fees and expenses of its own counsel and expert witnesses. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement. F.N.B. and the Participant agree to abide completely by the binding decisions of the arbitrator and to keep the outcome of such resolution strictly confidential.

Section 15. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 16. Assignment and Transfers. The Participant may not assign, encumber or transfer any of his or her rights and interests under the Award described in this document, except, in the event of the Participant’s death, by will or the laws of descent and distribution.

Section 17. No Limitation on F.N.B.’s Rights. The awarding of Units shall not in any way affect F.N.B.’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Section 18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 19. Change in Control. To the extent necessary to comply with Code Section 409A, a Change in Control shall not be deemed to have occurred for purposes of this Agreement unless such event qualifies as a “change in control event” within the meaning of Code Section 409A.

SCHEDULE 2

CALCULATION OF RELATIVE RETURN ON AVERAGE TANGIBLE COMMON EQUITY

“Relative Return on Average Tangible Common Equity” means F.N.B.’s ROATCE relative to the ROATCE of the Peer Financial Institutions. Relative ROATCE will be determined by ranking F.N.B. and the Peer Financial Institutions from highest to lowest according to their respective ROATCEs. After this ranking, the percentile performance of F.N.B. relative to the Peer Financial Institutions will be determined as follows:

Where: “P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the remaining number of Peer Financial Institutions, plus F.N.B.

“R” represents Company’s ranking among the Peer Financial Institutions.

Example: If there are 12 remaining Peer Financial Institutions, and F.N.B. ranked 7th, the performance would be at the 50th percentile: .50 = 1 – ((7-1)/(13-1)).

“ROATCE” means, for each of F.N.B. and the Peer Financial Institutions, annualized net income (excluding the after-tax effect of goodwill and deposit base intangible assets amortization) divided by average tangible common stockholders’ equity for the applicable measurement period.

SCHEDULE 3

PEER FINANCIAL INSTITUTIONS

BOK Financial Corporation, Tulsa, OK

Cullen/Frost Bankers, Inc., San Antonio, TX

Signature Bank, New York, NY

Synovus Financial Corp., Columbus, GA

Associated Banc-Corp, Green Bay, WI

First Horizon National Corp, Memphis, TN

FirstMerit Corporation, Akron, OH

Commerce Bancshares, Inc., Kansas City, MO

Webster Financial Corporation, Waterbury, CT

Prosperity Bancshares, Inc., Houston, TX

Hancock Holding Company, Gulfport, MS

Wintrust Financial Corporation, Rosemont, IL

TCF Financial Corporation, Wayzata, MN

Valley National Bancorp, Wayne, NJ

UMB Financial Corporation, Kansas City, MO

Fulton Financial Corporation, Lancaster, PA

Texas Capital Bancshares, Inc., Dallas, TX

IBERIABANK Corporation, Lafayette, LA

PrivateBancorp, Inc., Chicago, IL

MB Financial, Inc., Chicago, IL

BancorpSouth, Inc., Tupelo, MS

United Bankshares, Inc., Charleston, WV

Trustmark Corporation, Jackson, MS

Old National Bancorp, Evansville, IN

National Penn Bancshares, Inc., Allentown, PA

First Midwest Bancorp, Inc., Itasca, IL

(a)	In the event of a merger of a Peer Financial Institution with an entity that is not a Peer Financial Institution, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Financial Institution, in each case where the Peer Financial Institution is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Financial Institution.

(b)	In the event of the announcement of a merger or acquisition or business combination transaction of a Peer Financial Institution by or with an entity that is not a Peer Financial Institution, a “going private” transaction involving a Peer Financial Institution or the liquidation of a Peer Financial Institution, where the Peer Financial Institution is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Financial Institution.

(c)	In the event of a bankruptcy or insolvency of a Peer Financial Institution, such company shall remain a Peer Financial Institution and the lowest rank shall be assigned such Peer Financial Institution.